EXHIBIT 4.1

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IDO SECURITY INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount $___________                                                                                                                                            Issue Date: ____________

SECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, IDO SECURITY INC., a Nevada corporation (hereinafter called "Borrower"), hereby promises to pay to ______________________________, ______________________________________________________________ (the "Holder") or order, without demand, the sum of __________________________________ Dollars ($_________) (“Principal Amount”), with simple and unpaid interest accruing thereon, on __________ (the "Maturity Date"), if not retired sooner.

This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE I

INTEREST: AMORTIZATION; SECURITY AGREEMENT

              1.1.    Interest Rate.   Subject to Section 6.7 hereof, interest payable on this Note shall accrue on the outstanding Principal Amount at a rate per annum (the "Interest Rate") of ten percent (10%).  Interest on the outstanding Principal Amount shall accrue from the date of this Note and shall be payable in arrears together with, at the same time and in the same manner as payment of Principal Amount and on the Maturity Date, whether by acceleration or otherwise.  For purposes of calculating the conversion price pursuant to Section 2.1(ii)(B), each interest due date shall be deemed the Repayment Date, as defined in Section 1.2.

              1.2.    Minimum Monthly Principal Payments.   Amortizing payments of the outstanding Principal Amount of this Note and accrued interest shall commence on the fourth month anniversary date of this Note and on the same day of each month thereafter (each a “Repayment Date”) until the Principal Amount has been repaid in full, whether by the payment of cash or by the conversion of such Principal Amount and interest into Common Stock pursuant to the terms hereof.  Subject to Section 2.1 and Article 3 below, on each Repayment Date, the Borrower shall make payments to the Holder in an amount equal to 5% of the initial Principal Amount, the amount of accrued but unpaid or unconverted interest on the entire Principal Amount as of such Repayment Date, and any other amounts which are then owing under this Note that have not been paid (collectively, the “Monthly Amount”).  Amounts of conversions of Principal Amount and made by the Holder or Borrower pursuant to Section 2.1 or Article III and amounts redeemed pursuant to Section 2.3 of this Note shall be applied first against outstanding fees and damages, then outstanding already payable accrued interest and then to Principal Amounts of not yet due Monthly Amounts commencing with the last Monthly Amount next payable and thereafter to Monthly Amounts in reverse chronological order.  Any Principal Amount, interest and any other sum arising under this Note and the Subscription Agreement that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

              1.3.    Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default (as defined in Article IV), which, if susceptible to cure is not cured within five (5) days, otherwise then from the first date of such occurrence, the annual interest rate on this Note shall (subject to Section 4.7) be fifteen percent (15%).  Such interest shall be due and payable together with regular scheduled Monthly Amounts.

ARTICLE II

CONVERSION REPAYMENT

              2.1.    Payment of Monthly Amount in Cash or Common Stock.  Subject to Section 3.2 hereof, the Borrower, at the Borrower’s election, shall pay the Monthly Amount (i) in cash in an amount equal to 110% of the Principal Amount component of the Monthly Amount and 100% of all other components of the Monthly Amount, within four (4) business days after the applicable Repayment Date, or (ii) in registered Common Stock at an applied conversion rate equal to the lesser of (A) the Fixed Conversion Price (as defined in section 3.1 hereof), or (B) seventy-five percent (75%) of the average of the closing bid price of the common stock as reported by Bloomberg L.P. for the Principal Market for the ten trading days preceding the date a Notice of Conversion, if any, [as described in Section 3(a)] is given to the Borrower by Holder after Borrower notifies Holder of its election to pay the Monthly Amount with shares of Common Stock pursuant to the following sentence.  The Borrower must send notice to the Holder by confirmed telecopier not later than 6:00 P.M., New York City time on the twenty-second trading day preceding a Repayment Date notifying Holder of Borrower’s election to pay the Monthly Redemption Amount in cash or Common Stock.  The Notice must state the amount of cash to be paid and include supporting calculations.  If the Borrower elects to pay the Monthly Amount with Common Stock and if the Holder does not give Notice of Conversion then the Repayment Date shall be deemed the Conversion Date and the Conversion Price shall be the lessor of (A) the Fixed Conversion Price (as defined in section 3.1 hereof) or (B) seventy five (75%) of the average of the closing bid price for the five trading days preceding the Repayment Date.  Until fifteen (15) trading days after notice is given by the Borrower that the Borrower has elected to pay the Monthly Amount with Common Stock, the holder may elect to defer such payment of Common Stock until the Holder has elected to deliver a Notice of Conversion with respect to such Monthly Amount.  The Conversion Price with respect to such deferred Monthly Amount shall be the Conversion Price set forth above in subsection (ii) of this Section 2.1.  Amounts paid with shares of Common Stock must be delivered to the Holder as described in Section 3.3(b).    Elections by the Borrower must be made to all Other Holders in proportion to the relative Note principal held by the Holder and the Other Holders.  If such notice is not timely sent or if the Monthly Redemption Amount is not timely delivered, then Holder shall have the right, instead of the Company, to elect at any time from when such notice was required to be given until the applicable Repayment Date whether to be paid in cash or Common Stock.  Such Holder’s election shall not be construed to be a waiver of any default by Borrower relating to non-timely compliance by Borrower with any of its obligations under this Note.

              2.2.    No Effective Registration.   Notwithstanding anything to the contrary herein, no amount payable hereunder may be paid in shares of Common Stock by the Borrower without the consent of 66.67% of the Holders of the outstanding principal amounts of the Notes, unless (a) either (i) an effective current Registration Statement covering the shares of Common Stock to be issued in satisfaction of such obligations exists,  (ii) an exemption from registration of the Common Stock is available pursuant to Rule 144(k) of the 1933 Act without volume restriction, or (iii) such shares can be under Rule 144 within the volume limitations specified in subsection (e) thereof, and (b) no Event of Default hereunder (or an event that with the passage of time or the giving of notice could become an Event of Default), exists and is continuing, unless such event or Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option.   Shares issued pursuant to sections (ii) and (iii) in the immediately preceding sentence must be immediately resellable and transferable by the Holder without any additional holding period.  Such shares, when delivered to the Holder, must be accompanied by an opinion of Borrower’s counsel reasonably acceptable to Holder and the Borrower’s transfer agent that all such shares are immediately resellable or transferable pursuant to Rule 144 of the 1933 Act, by each Holder who receives such shares.

              2.3.    Optional Redemption of Principal Amount.  Provided an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default has not occurred, whether or not such Event of Default has been cured, the Borrower will have the option of prepaying the outstanding Principal amount of this Note ("Optional Redemption"), in whole or in part, by paying to the Holder its pro-rata portion of a sum of money equal to one hundred and fifteen percent (115%) of the Principal amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the "Redemption Amount").  Borrower’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”).  The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be thirty (30) business days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has a pending election to convert, or for conversions initiated or made by the Holder during the Redemption Period.   On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has exercised its conversion rights, shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no right to deliver another Notice of Redemption, and (iii) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default.  A Redemption Notice may be given only at a time a Registration Statement is effective.  A Notice of Redemption may not be given nor may the Borrower effectuate a Redemption without the consent of the Holder, if at any time during the Redemption Period an Event of Default or an Event which with the passage of time or giving of notice could become an Event of Default (whether or not such Event of Default has been cured), has occurred or the Registration Statement registering the Registrable Securities is not effective each day during the Redemption Period.

              2.4     Mandatory Conversion.  Provided an Event of Default or an event which with the passage of time or giving of notice could become an Event of Default has not occurred, then, commencing after the Actual Effective Date, the Borrower will have the option by written notice to the Holder (“Notice of Mandatory Conversion”) of compelling the Holder to convert all or a portion of the outstanding and unpaid principal of the Note and accrued interest, thereon, into Common Stock at the Conversion Price then in affect (“Mandatory Conversion”). The Notice of Mandatory Conversion, which notice must be given on the first day following twenty (20) consecutive trading days (“Lookback Period”) during which the closing price for the Common Stock as reported by Bloomberg, LP for the Principal Market shall be greater than Five Dollars ($5.00) each such trading day and during which twenty (20) trading days, the daily trading volume as reported by Bloomberg L.P. for the Principal Market is greater than 100,000 shares. The date the Notice of Mandatory Conversion is given is the “Mandatory Conversion Date.” The Notice of Mandatory Conversion shall specify the aggregate principal amount of the Note which is subject to Mandatory Conversion.  Mandatory Conversion Notices must be given proportionately to all Holders of Notes. The Borrower shall reduce the amount of Note principal subject to a Notice of Mandatory Conversion by the amount of Note Principal and interest for which the Holder had delivered a Notice of Conversion to the Borrower during the twenty (20) trading days preceding the Mandatory Conversion Date. Each Mandatory Conversion Date shall be a deemed Conversion Date and the Borrower will be required to deliver the Common Stock issuable pursuant to a Mandatory Conversion Notice in the same manner and time period as described in Section 2.1 above and the Subscription Agreement.  A Notice of Mandatory Conversion may be given only in connection with an amount of Common Stock which would not cause a Holder to exceed the 4.99% (or if increased, 9.99%) beneficial ownership limitation set forth in Section 3.2 of this Note.  A Notice of Mandatory Conversion may be given only in connection with Common Stock that has been included for resale in an effective Registration Statement during the entire Lookback Period and through the Mandatory Conversion Date.

ARTICLE III

CONVERSION RIGHTS

              3.1.    Holder's Conversion Rights.   Subject to Section 3.2, the Holder shall have the right, but not the obligation at all times, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, into shares of Common Stock, subject to the terms and conditions set forth in this Article III at the rate of $1.00 per share of Common Stock (“Fixed Conversion Price”) as same may be adjusted pursuant to this Note and the Subscription Agreement. The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 3.3.  After the occurrence of an Event of Default, the Fixed Conversion Price shall be the lesser of the Fixed Conversion Price or 75% of the average of the closing bid prices of the Common Stock for the five trading days prior to a Conversion Date.

              3.2.    Conversion Limitation.   The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall be limited to aggregate conversions of 4.99%.  The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder.   The Holder may waive the conversion limitation described in this Section 2.3, in whole or in part, upon and effective after 61 days prior written notice to the Borrower to increase such percentage to up to 9.99%.  In all circumstances, the delivery by the Holder of a Notice of Conversion as provided below shall be deemed to be the Holder’s representation that such conversion conforms to the provisions of this Section 3.2 and the Company shall be under no obligation to verify or ascertain compliance by the Holder with this provision.

              3.3.    Mechanics of Holder's Conversion.

                        (a)           In the event that the Holder elects to convert any amounts outstanding under this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a "Notice of Conversion") to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and amounts being converted.  The original Note is not required to be surrendered to the Borrower until all sums due under the Note have been paid.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records.  Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a "Conversion Date." A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

                        (b)           Pursuant to the terms of a Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel, if so required by the Borrower's transfer agent and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within four (4) business days after receipt by the Borrower of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary.   Notwithstanding the foregoing to the contrary, the Borrower or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder’s behalf via DWAC (or certificates free of restrictive legends) if the registration statement providing for the resale of the shares of Common Stock issuable upon the conversion of this Note is effective and the Holder has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements.  In the event that Conversion Shares cannot be delivered to the Holder via DWAC, the Borrower shall deliver physical certificates representing the Conversion Shares by the Delivery Date.

              3.4.    Conversion Mechanics.

                        (a)           The number of shares of Common Stock to be issued upon each conversion of this Note pursuant to this Article III shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price.

        (b)           The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

                A.         Merger, Sale of Assets, etc.  If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

                        B.          Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

                        C.          Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

                        D.          Share Issuance.   So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for the Excepted Issuances (as defined in the Subscription Agreement), prior to the complete conversion or payment of this Note, for a consideration less than the Fixed Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Fixed Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.  The reduction of the Fixed Conversion Price described in this paragraph is in addition to the other rights of the Holder described in the Subscription Agreement.

        (c)           Whenever the Conversion Price is adjusted pursuant to Section 3.4(b) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

              3.5.    Reservation.   During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than 125% of the number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. Borrower shall reserve Common Stock issuable upon conversion of this Note as described in the Subscription Agreement.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

              3.6     Issuance of Replacement Note.  Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Company. In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note.

ARTICLE IV

SECURITY INTEREST

              4.       Security Interest/Waiver of Automatic Stay.   This Note is secured by a security interest granted to the Collateral Agent for the benefit of the Holder pursuant to a Security Agreement, as delivered by Borrower to Holder.  The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower and Holder are parties (collectively, "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law.  TO THE EXTENT PERMITTED BY LAW, THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362.  FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW.  The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder.  The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

ARTICLE V

EVENTS OF DEFAULT

     The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

              5.1     Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of Principal Amount, interest or other sum due under this Note or any Transaction Document when due and such failure continues for a period of five (5) business days after the due date.

      5.2     Breach of Covenant.  The Borrower breaches any material covenant or other material term or condition of the Subscription Agreement, this Note, or other Transaction Document in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

      5.3     Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, Transaction Document or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

      5.4     Receiver or Trustee.  The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

      5.5     Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $500,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

      5.6     Non-Payment.   A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of two hundred thousand dollars ($200,000.00) for more than twenty days after the due date unless the Borrower is contesting the validity of such obligation in good faith, beyond any applicable grace period;

      5.7     Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within sixty (60) days of initiation.

      5.8     Delisting.   Failure of the Common Stock to be quoted or listed on the OTC Bulletin Board (“Bulletin Board”) or other Principal Market; failure to comply with the requirements for continued listing on the Bulletin Board for a period of 15 consecutive trading days.

      5.9     Stop Trade.  An SEC or judicial stop trade order or Principal Market trading suspension with respect to Borrower’s Common Stock that lasts for five or more consecutive trading days.

      5.10   Failure to Deliver Common Stock or Replacement Note.  Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note and Sections 7 and 11 of the Subscription Agreement, and, if required, a replacement Note, within 10 business days following the required delivery date.

      5.11   Non-Registration Event.  The occurrence of a Non-Registration Event as described in the Subscription Agreement, subject to Section 11.1(v)  of the Subscription Agreement.

      5.12   Reverse Splits.   The Borrower effectuates a reverse split of its Common Stock without twenty days prior written notice to the Holder.

      5.13   Reservation Default.  Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note and the Subscription Agreement.

      5.14   Restated Numbers.  A material restatement by the Borrower of any prior financial statements included in any of the Reports.

      5.15   Material Breach of Security Agreement.   Any default by the Company of any of its material obligations pursuant to the Security Agreement.

      5.16   Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document or other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

ARTICLE VI

MISCELLANEOUS

      6.1     Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      6.2     Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: IDO Security Inc., 17 State Street, New York, NY 10004, Fax: (646) 285-0026, with a copy by telecopier only to: Aboudi & Brounstein, 3 Gavish St., Kfar Saba, Israel, Fax: 972-9-764-4834, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, Fax: (212) 697-3575.

      6.3     Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

      6.4     Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

      6.5     Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

      6.6     Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

      6.7     Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

      6.8     Construction.   Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

      6.9     Remedies.   This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies available to Holder.  This Note may be enforced against Borrower by summary proceeding pursuant to N.Y. Civil Procedure Law and rules Sect. 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of ____________.

                                        IDO SECURITY INC.

                                        By:________________________________
                                        Name:
                                        Title:

WITNESS:

______________________________________

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by IDO Security Inc. on ___________ into Shares of Common Stock of IDO Security Inc. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:__________________________________________________________________________

Address:_____________________________________________________________________________

   ____________________________________________________________________________